Exhibit 10.22

FAMOUS DAVE’S OF AMERICA, INC.

12701 WHITEWATER DRIVE, SUITE 200

MINNETONKA, MN 55343

May 19, 2014

Richard Pawlowski

85 Fourth Ave, Apt 6C

New York, NY 10003

Dear Richard,

It is with great pleasure that we extend to you an offer for the position of Chief Financial Officer for Famous Dave’s (Company), reporting to Ed Rensi effective Monday, June 2, 2014. We are very excited to have you join our team in this visible and strategic position. These are dynamic times for our Company and we look forward to the contributions you will make to our success. Outlined below are the terms of your offer:

Base Pay

You will receive an annualized base salary of $221,000.00 paid in accordance with the Company’s standard payroll practices.

Annual Incentive Potential

You will be eligible for a performance-based cash incentive aware at a target of 50% of annual base salary. Participation for fiscal 2014 will be prorated based upon date of hire. Annual Payment of such awards and performance criteria will be based on the Company’s plan as approved by the CEO and Board of Directors.

Long-Term Incentive/Stock Option Award

You will be granted a 78,000 share stock option award upon hire that will vest ratably over 3 years, with 26,000 options vesting annually. In addition, you will eligible for future grants as awarded under the Company’s plan at a 50% target as approved by the CEO and Board of Directors.

Health & Welfare Benefits:

You will eligible to participate in the following benefits the first of the month following 30 days of employment (with enrollment):

Medical:	Medica
Dental:	Delta Dental
Vision:	Cigna
Group Life Insurance/AD&D:	Cigna
Supplemental Life/ AD&D:	Cigna
Flexible Spending Accounts:	Medical and/or dependent daycare plans available
Short Term Disability:	Cigna
Basic Long Term Disability:	Cigna (following 13 weeks of approved STD)
Executive Long Term Disability:	Principal

In addition, you will eligible to participate in the Company’s retirement programs, which are:

401(k)	Principal Financial following 1 year of employment
Non-Qualified Deferred Compensation	Pangburn, immediately eligibility

Meal Reimbursement

You will eligible for 100% meal reimbursement when dining in Famous Dave’s restaurants for business meetings, and occasional social gatherings with friends and/or family, to enjoy, evaluate and report on the overall experience.

Paid Time Off (PTO)

You will be eligible to receive paid time off (PTO) as outlined in the Company’s PTO program for General Headquarters.

Relocation Expenses

You will be provided a relocation package commensurate with an Officer level position up to a total $25,000.00. It is anticipated your relocation to the General Headquarters in Minnesota will be completed within 12 months from date of hire. Travel support during your first 12 months will be provided as approved by the CEO. Details on your relocation package will be provided by our partner, Relocation Today. Relocation travel and business travel must be kept separate to be I.R.S. compliant and should meet the Company’s overall guidelines for travel as outlined in your relocation package and the Travel and Entertainment Policy.

Company Policies

Your employment will be subject to the Company’s policies and procedures that are established from time to time.

Confidentiality

You acknowledge and agree that during the term of your employment with the Company you will have access to various trade secrets and confidential business information (“Confidential Information”) of the Company. You agree that you will use such confidential information solely in connection with your obligations under this position, to the extent applicable, your service as an Officer of the Company, and you shall maintain in strictest confidence and shall not disclose any such confidential information, directly or indirectly, or use such information in any other way during the terms of your employment or following termination thereof. You further agree to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of the clause shall not apply to information which (i) was in your possession prior to receipt from the Company, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, its directors, officers, employees, agents or advisors, or (iii) becomes available to you from a third party having the right to make such disclosures.

Intellectual Property

You acknowledge that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived, or created by you in the course of your employment by the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, “Developments”) shall be, as between the Company and you, the sole and absolute property of the Company and you agree that you will, at the Company’s request and cost, take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to the Company. You agree to make full and prompt disclosure to the Company of any and all such Developments arising during the term of employment.

Your Representation

We are pleased that you have decided to join the Company. It is important for both you and the Company to make certain there are no conflicts or potential conflicts between you and other organization when you come to work for us. If you have any concerns, we would be glad to discuss them with you and try to work through them. The goal is to identify any possible problems up front and resolve them.

Other Conditions of this Offer

This offer of employment is contingent upon satisfactory completion of Famous Dave’s of America’s pre-employment reference check/background investigation, as well as, completing new hire forms, including an I-9. Federal law requires us to verify the employment eligibility of all new team members. A list of the documents that you can use to verify your eligibility is enclosed. Please bring the required documentation with you on your start date.

At Will Employment

This offer letter is not intended to create a contractual relationship. Famous Dave’s of America (FDA) is an at-will employer, meaning that either the employee or the company can terminate the at-will employment relationship at any time, with or without case, and with or without notice.

Please review the contents of this letter and return a signed copy to me. Welcome to Famous Dave’s.

Sincerely,

/s/ Paul Ziccarelli

VP, Legal Affairs and Human Resources

cc:	Ed Rensi, CEO
Human Resources

Enclosures

I, Richard Pawlowski, have read, understand, and accept this offer of employment.

Signature:	/s/ Richard Pawlowski	Date:	5/19/2014
Printed Name:	Richard Pawlowski